SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21 2009

MOQIZONE HOLDING CORPORATION.
(Exact name of registrant as specified in Charter)

Delaware	0-23000	95-4217605
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

7A-D Hong Kong Industrial Building, 444-452 Des Voeux Road West, Hong Kong
 (Address of principal executive offices)

Registrant’s telephone number, including area code:
(949) 903-0468

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, unless the context otherwise requires, all references to ‘we,’’ ‘‘us,’’ ‘‘our’’ and “the Company” refers collectively to Moqizone Holding Corporation and its direct and indirect subsidiaries including MobiZone Hong Kong, MoqiZone Cayman and Shanghai MoqiZone as at the date of this Current Report on Form 8-K, and following the closing of the transactions contemplated by the Exchange Agreement.

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2009, we entered into an agreement with Mr. Qian Liu to acquire his studio, which developed a client-end software called “Netcafe Farmer,” and retain their entire sales and technical team.

Netcafe Farmer was originally developed by Mr. Qian Liu in 2006. It is the first client-end software available in the market that provides an automatic content update distribution system in internet cafés allowing internet cafés to automatically update their client-end software on a real time basis for all their computers. Pursuant to the Agreement, we acquired the ownership of Ntecafe Farmer, including all the intellectual property as well as its existing business. Netcafe Farmer is currently servicing over 800 internet cafés mainly in Henan, Hebei, Zhejiang, and Northeast of China and has also established a strong network with major content suppliers to help them to promote games in internet cafés. As a result of the foregoing, we will be able to bring tremendous synergy to the Moqizone online game platform business and improve our services to internet café operators. The existing brand name “Netcafe Farmer” will be retained and a new version will be developed to support the Moqizone WiMax Network.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Moqizone Holding Corporation

By:	/s/ Lawrence Cheung
Name: Lawrence Cheung
Title: Chief Executive Officer

Date:  December 23, 2009

EXHIBIT INDEX

10.1	Form of Transfer of Software and Hiring of Technical Team Agreement between Mr. Qian Liu and MoqiZone Shanghai *; dated as of December 21, 2009

*  The original contract terms are written in Chinese. The agreement attached in this filing is with unofficial translation in English.